Exhibit 99.1

Media Contacts:

Chris Halling Catalent, Inc. +44 (0) 7580 41073 Chris.halling@catalent.com Investor Contact: Thomas Castellano Catalent, Inc. (732) 537-6325 investors@catalent.com	Richard Kerns NEPR +44 (0) 161 728 5880 richard@nepr.eu

Catalent Signs Agreement to Acquire Juniper Pharmaceuticals, Inc.

$133 Million Deal Adds European Early Development Center of Excellence to Global Network

SOMERSET, N.J., July 3, 2018 – Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced that it has agreed to acquire Juniper Pharmaceuticals, Inc. (NASDAQ: JNPR), including its Nottingham, U.K.-based Juniper Pharma Services division. When combined with Catalent’s existing industry-leading drug development and manufacturing capabilities in the U.S. and Europe, the acquisition of Juniper will expand and strengthen Catalent’s offerings in formulation development, bioavailability solutions and clinical-scale oral dose manufacturing, and will complement its integrated global clinical and commercial supply network.

“Juniper’s proven solutions and capabilities will further support Catalent’s strategic goal to be the most comprehensive partner for pharmaceutical innovators,” commented Jonathan Arnold, President of Catalent Oral Drug Delivery. “Juniper’s scientific expertise in early-phase product development and supply will help our customers unlock the full potential of their molecules and provide better treatments to patients, faster.”

Juniper’s nearly 150 employees have deep scientific expertise in formulation development, and supply, and will augment Catalent’s current portfolio of solid-state screening, preformulation, formulation, analytical, and bioavailability enhancement solutions, including development of spray-dried dispersions, with integrated development, analytical, and clinical manufacturing co-located in its Nottingham facility.

Catalent will continue to support Juniper’s CRINONE® (progesterone gel) franchise marketed by Merck KGaA outside of the U.S. Juniper’s Intravaginal Ring development pipeline was previously licensed to Daré Bioscience, and Catalent will not be involved in the further development of this program. The acquisition of Juniper is subject to certain customary closing conditions, including that a majority of Juniper’s shares are tendered into the offer, and is expected to close in the first quarter of Catalent’s 2019 fiscal year, which began on July 1, 2018.

Like Catalent, Juniper has expertise in solid-state and preclinical formulation screening for lead-candidate selection, phase-appropriate dose-form development, and superior technologies for challenging molecules, which will strengthen and expand on Catalent’s OptiForm® Solution Suite platform. Juniper provides bioavailability enhancement solutions for the development of poorly soluble compounds, including nano-milling, spray drying, hot-melt extrusion, lipid-based drug delivery, and cGMP clinical manufacturing, including specialized facilities and controls for potent and controlled substances.

In 2016, Catalent purchased Pharmatek Laboratories, Inc. and has invested in its San Diego facility to create a center of excellence for early drug development on the U.S. West Coast. Earlier this year, Catalent announced that it would invest in its Somerset, New Jersey facility to create a similarly focused center of excellence on America’s East Coast. Juniper will now provide similar capabilities in the U.K. and will complement Catalent’s multi-site oral manufacturing network to provide pharmaceutical innovators with a comprehensive solution to accelerate their drug development processes.

The Acquisition

Under its acquisition agreement with Juniper, a subsidiary of Catalent will promptly commence a tender offer to purchase all of Juniper’s shares for a price of $11.50, net to the seller in cash.

Following the conclusion of the tender offer, Catalent intends to complete the transaction by acquiring the remainder of the Juniper shares at the same price through a merger with a newly formed wholly owned subsidiary of Catalent.

Important Information

In connection with the proposed acquisition, a subsidiary of Catalent will commence a tender offer for all of Juniper’s shares. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Juniper, nor is it a substitute for the tender offer materials that Catalent and its acquisition subsidiary will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Catalent and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Juniper will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JUNIPER’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Juniper’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Juniper by contacting Juniper by telephone at +1 (617) 639-1500. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website, www.sec.gov, upon filing with the SEC. JUNIPER’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENT FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

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About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc.’ s core businesses include Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients, and its contract with Merck KGaA to supply CRINONE® (progesterone gel) outside of the United States. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and the E.U. CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

About Catalent

Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs approximately 11,000 people, including over 1,400 scientists, at more than 30 facilities across five continents, and in fiscal 2017 generated over $2 billion in annual revenue. Catalent is headquartered in Somerset, New Jersey. For more information, visit www.catalent.com

More products. Better treatments. Reliably supplied.™

Cautionary Note Concerning Forward-Looking Statements

This release contains both historical and forward-looking statements, including concerning the tender offer for and merger with Juniper. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified because they relate to the topics set forth above or by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: regulatory actions that may delay or interfere with the closing of the acquisition or result in other changes to Catalent’s business; other unanticipated events that may prevent a closing of the acquisition or may make it more difficult to realize the anticipated benefits of the transaction; participation in a highly competitive market and increased competition may adversely affect the business of Catalent or of Juniper; demand for Catalent’s or Juniper’s offerings which depends in part on their customers’ research and development and the clinical success of their products; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of Catalent and Juniper; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the recent

U.K. referendum to exit from the European Union; adverse tax legislation initiatives or challenges to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transactions that may complement or expand the business of Catalent or divest of non-strategic businesses or assets and Catalent’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage resulting in the limited ability of Catalent to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of Catalent’s variable rate debt and preventing Catalent from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed August 28, 2017 with the SEC. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.